Exhibit 4.1

OMNIBUS AMENDMENT

THIS OMNIBUS AMENDMENT, dated as of March 25, 2005 (this “Amendment”) is entered into among CNH Equipment Trust 2004-A, a Delaware statutory trust  (the “Issuer”), CNH Capital Receivables LLC (formerly known as CNH Capital Receivables Inc.), a Delaware limited liability company (“CNHCR”), CNH Capital America LLC (formerly known as Case Credit Corporation), a Delaware limited liability company (“CNH Capital America”), and JPMorgan Chase Bank, N.A., not in its individual capacity but solely as Indenture Trustee (the “Indenture Trustee”).

BACKGROUND

A.            The Issuer, CNHCR and CNH Capital America are parties to a Sale and Servicing Agreement dated as of September 1, 2004 (the “Sale and Servicing Agreement”), which the Indenture Trustee has acknowledged and accepted.

B.            The Issuer and the Indenture Trustee are parties to an Indenture dated as of September 1, 2004 (the “Indenture”). The Bank of New York (the “Trustee”) is the trustee for the Issuer.

C.            The Sale and Servicing Agreement and the Indenture were entered into in connection with the issuance by the Issuer of asset-backed notes (the “Notes”), which were offered to the public pursuant to a base prospectus and prospectus supplement, each dated September 14, 2004 (collectively, the “Prospectus”).

D.            Certain terms of the Sale and Servicing Agreement do not conform with the description of the Sale and Servicing Agreement in the Prospectus.

E.             CNHCR and CNH Capital America have concluded that it would be beneficial to the holders of the Notes to amend the Sale and Servicing Agreement to conform to the description in the Prospectus and otherwise as provided herein and are, by this Amendment, instructing (i) the Trustee, on behalf of the Issuer, and (ii) the Indenture Trustee to enter into this Amendment to (x) amend the Indenture to permit the Issuer to amend the Sale and Servicing Agreement as provided below and (y) amend the Sale and Servicing Agreement to conform to the description in the Prospectus and otherwise as provided herein.

AGREEMENT

1.  Amendment to Indenture. Issuer and Indenture Trustee hereby amend Section 3.7(g) of the Indenture by adding the following sentence at the end of such Section:

“Notwithstanding the foregoing, the Issuer shall amend the Sale and Servicing Agreement as provided in the Omnibus Amendment dated as of March 14, 2005 among the Issuer, the Servicer and the Seller.”.

2.  Amendments to Sale and Servicing Agreement.  The Issuer, CNHCR and CNH Capital America hereby amend the Sale and Servicing Agreement to read as set forth in the Composite Copy of the Sale and Servicing Agreement attached to this Amendment.

3.  No Adverse Effect on Certificateholder. CNHCR, as the sole Certificateholder (as defined in the Indenture) confirms that this Amendment does not adversely affect its interests in any material respect.

4.  Conditions and Effectiveness.  The amendments described in Sections 1 and 2 above shall become effective on the date that (a) this Amendment shall have been executed and delivered by each party hereto and each party, (b) each of Bank of America, N.A. and Merrill Lynch Capital Services, Inc. shall have consented to this Amendment by executing where provided below and (c) Mayer, Brown, Rowe & Maw LLP shall have delivered to the Trustee and the Indenture Trustee an opinion to the effect that this Amendment does not adversely affect in any material respect the interests of any Noteholder (as defined in the Indenture) or Certificateholder. Once such conditions have been satisfied, the amendments described in Sections 1 and 2 shall be given retroactive effect from September 1, 2004.

5.  Miscellaneous.  This Amendment constitutes an amendment to the Sale and Servicing Agreement and the Indenture. After the execution and delivery of this Amendment, all references to the Sale and Servicing Agreement or the Indenture in any document shall be deemed to refer to the Sale and Servicing Agreement or the Indenture as amended by this Amendment, unless the context otherwise requires.  Except as amended above, the Sale and Servicing Agreement and the Indenture are hereby ratified in all respects.  This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to by duly executed by their respective officers hereunto duly authorized as of the day and year first above written.

CNH EQUIPMENT TRUST 2004-A

By: THE BANK OF NEW YORK, not its individual capacity but solely as Trustee of the Trust

By:	/s/ CATHERINE MURRAY
Name: Catherine Murray
Title: Assistant Treasurer

CNH CAPITAL RECEIVABLES LLC

By:	/s/ BRIAN O’KEANE
Name: Brian O’Keane
Title: Assistant Treasurer

CNH CAPITAL AMERICA LLC

By:	/s/ BRIAN O’KEANE
Name: Brian O’Keane
Title: Assistant Treasurer

JPMorgan Chase Bank, N.A. not in its individual capacity but solely as Indenture Trustee

By:	/s/ KEITH R. RICHARDSON
Name: Keith R. Richardson
Title: Vice President

By its signature below, each of the following institutions severally and on its on behalf consents to the terms of the foregoing Amendment for purposes of its respective interest rate swap agreement with CNH Equipment Trust 2004-A.

BANK OF AMERICA, N.A.

By:	/s/ MINDI SCHUMAN
Name: Mindi Schuman
Title: Senior Vice President

MERRILL LYNCH CAPITAL SERVICES, INC.

By:	/S/ RHONDA LUCARELLI
Name: Rhonda Lucarelli
Title: Authorized Signatory